EXHIBIT 99.1

To Bio-One Corporation Board of Directors:

In my opinion, the present Board of Directors has done a disservice to the company with its action against Mr. Armand Dauplaise and Mr. Bernard Shinder. I also feel that the present Board is leading the company down the wrong path and the result is going to disastrous to the shareholders.

Therefore, I cannot in good conscience continue as a board member. Please accept my resignation from Bio-One Corporation board of directors effective at 4:30 p.m., Wednesday, March 16, 2005.

Sincerely,

Roy N. Lerman